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                                                                     EXHIBIT 2.3
                      SUBORDINATED SECURED PROMISSORY NOTE


$1,318,681.32                                                      July 13, 2004
                                                    Rancho Cucamonga, California

         FOR VALUE RECEIVED, MicroTel International Inc., a Delaware corporation (the "COMPANY"), promises to pay to Warren P. Yost and Gail A. Yost, as Co-Trustees Under Declaration of Trust dated March 9, 1988 (collectively, the "HOLDER"), or their assigns, the principal sum of One Million Three Hundred Eighteen Thousand Six Hundred Eighty-One Dollars and Thirty-Two Cents ($1,318,681.32), together with interest as computed below. This Note is one of the Long Term Notes issued pursuant to the Stock Purchase Agreement of even date herewith (as amended, modified or supplemented, the "STOCK PURCHASE AGREEMENT") between the Company and the Sellers (as defined in the Stock Purchase Agreement).

         The following is a statement of the rights of Holder and the conditions to which this Note is subject, and to which Holder, by the acceptance of this Note, agrees:

         1. CERTAIN DEFINITIONS. As used in this Note, the following terms shall have the following definitions:

                  "AFFILIATE," with respect to any Person, means (i) any director, officer or employee of such Person, (ii) any Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person, and (iii) any Person beneficially owning or holding 10% or more of any class of voting securities of such Person or any corporation of which such Person beneficially owns or holds, in the aggregate, 10% or more of any class of voting securities. The term "CONTROL" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. The term "Affiliate," when used herein without reference to any Person, shall mean an Affiliate of the Company.

                  "APPLICABLE INTEREST RATE" shall mean the rate per annum equal to the LIBOR rate in effect on the first day of each calendar month during the term of this Note plus five percent (5%), and shall continue in effect for the balance of that month; PROVIDED, HOWEVER, that the Applicable Interest Rate shall not exceed seven percent (7%) per annum during the first two years of the term of this Note, eight percent (8%) per annum during the third and fourth years of the term of this Note, and nine percent (9%) per annum thereafter.

                  "COLLATERAL AGENT" has the meaning set forth in the Pledge and Security Agreement dated as of the date hereof executed by the Company; Noel McDermott; Noel McDermott, as Trustee of the Noel C. McDermott Revocable Living Trust dated December 18, 1995; and Warren P. Yost and Gail A. Yost, as Co-Trustees Under Declaration of Trust dated March 9, 1988.

                  "COMPANY" includes the corporation initially executing this Note and any Person which shall succeed to or assume the obligations of the Company under this Note.

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                  "CXR" shall mean CXR Telcom Corporation, a wholly-owned
subsidiary of the Company.

                  "EVENT OF DEFAULT" has the meaning given in SECTION 7.

                  "HOLDER" means the Person specified in the introductory paragraph of this Note or any Person who shall at the time be the registered holder of this Note.

                  "LARUS" shall mean Larus Corporation, a California corporation.

                  "LIBOR" means the 30-day London Inter-Bank Offered Rate as reported in the WALL STREET JOURNAL.

                  "LONG TERM NOTES" has the meaning set forth in the Stock Purchase Agreement.

                  "MATURITY DATE" means July 1, 2010.

                  "NOTE" means this Subordinated Secured Promissory Note.

                  "OBLIGATIONS" means and includes all loans, advances, debts, liabilities and obligations, howsoever arising, owed by the Company to Holder of every kind and description (whether or not evidenced by any note or instrument and whether or not for the payment of money), now existing or hereafter arising under or pursuant to the terms of this Note and the other Long Term Notes, including, all interest, fees, charges, expenses, attorneys' fees and costs and accountants' fees and costs chargeable to and payable by the Company hereunder and thereunder.

                  "PERSON" means and includes an individual, a partnership, a corporation (including a business trust), a joint stock company, a limited liability company, an unincorporated association, a joint venture or other entity or a governmental authority.

                  "SENIOR INDEBTEDNESS" means the principal of and unpaid interest on all indebtedness of the Company or any Subsidiary regardless of whether incurred on, before or after the date of this Note (i) for money borrowed from any bank, savings and loan or other financial institution, and is evidenced by notes, bonds, debentures or other written obligations, and (ii) any renewals or extensions of any indebtedness described in (i) above; PROVIDED, HOWEVER, that the term shall not include (a) any lease financing arrangement involving the Company or any Subsidiary and (b) indebtedness which by the terms of the instrument creating or evidencing it is subordinated to or on a parity with this Note.

                  "STOCK PURCHASE AGREEMENT" has the meaning given in the introductory paragraph hereof.

                  "SUBSIDIARY" means any Person (i) the shares of stock, membership interests, partnership interests or other forms of equity of which having ordinary voting power to elect a majority of the directors, managers or partners, as the case may be, of that Person are owned, directly or indirectly, by the Company or a Subsidiary of the Company or (ii) which is controlled, directly or indirectly, by the Company or any Subsidiary of the Company.


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                  "TRANSFER" has the meaning set forth in SECTION 6.2(a).

                  "VISTA" means Vista Labs Incorporated, a California corporation.

         2. PAYMENTS OF PRINCIPAL AND INTEREST. Beginning on July 12, 2004, the outstanding principal balance of this Note shall bear interest at the Applicable Interest Rate, payable monthly in arrears unless prepaid as provided herein. Interest shall be computed on the basis of a 360-day year of twelve (12) 30-day months. Payments of principal and interest shall be payable in cash as follows:

                  (a) principal payments which, in each case, shall be equal to $18,315.01 (other than the final payment), shall be paid by the Company to Holder on a monthly basis no later than the first day of each month of each year so long as any balance of principal and interest of this Note remains outstanding. The final monthly principal payment shall be in an amount equal to $18,315.61. The first principal payment shall be due on August 1, 2004;

                  (b) interest payments hereunder shall be paid monthly, in arrears, by the Company to Holder no later than the first day of each month of each year so long as any balance of principal and interest of this Note remains outstanding. The first interest payment shall be due on August 1, 2004 (which payment shall represent all accrued interest from July 12, 2004 through July 31, 2004); and

                  (c) any remaining outstanding balance of principal and interest of this Note shall be due and payable on the Maturity Date or at such earlier time as provided herein.

         3. PAYMENT ON NON-BUSINESS DAYS. Whenever any payment to be made shall be due on a Saturday, Sunday or a public holiday under the laws of the State of California, such payment may be due on the next succeeding business day and such next succeeding day shall be included in the calculation of the amount of accrued interest payable on such date.

         4. PREPAYMENT. Upon five (5) days prior written notice to Holder, the Company may prepay this Note in whole or in part; PROVIDED, HOWEVER, that: (i) any prepayment of this Note may only be made in connection with the prepayment of all Long Term Notes issued under the Stock Purchase Agreement on a pro rata basis, based on the respective aggregate outstanding principal amounts of each such Long Term Note, and (ii) any such prepayment will be applied first to the payment of expenses due under this Note, second to interest accrued on this Note and third, if the amount of prepayment exceeds the amount of all such expenses and accrued interest, to the payment of principal of this Note.

         5. GUARANTEES; SECURITY.

                  (a) The Obligations due under this Note are guaranteed by the following:

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                           (i) a Continuing Guarantee dated as of the date
         hereof and executed by CXR in favor of Holder and the Collateral Agent;

                           (ii) a Continuing Guarantee dated as of the date hereof and executed by Larus in favor of Holder and the Collateral Agent; and

                           (iii) a Continuing Guarantee dated as of the date hereof and executed by Vista in favor of Holder and the Collateral Agent.

                  (b) The Obligations of the Company under this Note are secured by the following:

                           (i) a Pledge and Security Agreement dated as of the date hereof and executed by the Company in favor of Holder and the Collateral Agent;


                           (ii) a Security Agreement dated as of the date hereof and executed by Larus in favor of Holder and the Collateral Agent;

                           (iii) a Security Agreement dated as of the date hereof and executed by CXR in favor of Holder and the Collateral Agent;

                           (iv) a Security Agreement dated as of the date hereof and executed by Vista in favor of Holder and the Collateral Agent.

         6. CERTAIN COVENANTS.

                  6.1 AFFIRMATIVE COVENANTS.

                  (a) NOTICE OF DEFAULTS. Promptly upon the occurrence thereof, the Company shall furnish to Holder a written notice of the occurrence of any Event of Default hereunder or any event of default with respect to any Senior Indebtedness.

                  (b) INSPECTION RIGHTS. Holder and its representatives shall have the right, at any time during normal business hours, upon reasonable prior notice, to visit and inspect the properties of the Company and its corporate, financial and operating records, and make abstracts therefrom, and to discuss the Company's affairs, finances and accounts with its directors, officers and independent public accountants.

                  6.2 NEGATIVE COVENANTS. While any amount is outstanding under this Note, without the prior written consent of the Collateral Agent:

                  (a) ASSET DISPOSITIONS. The Company shall not sell, lease, transfer, license or otherwise dispose of (collectively, a "TRANSFER")
         (i) any of the assets or property of Larus acquired pursuant to the terms of the Stock Purchase Agreement, or (ii) any of the assets or property of CXR, whether now owned or hereafter acquired; PROVIDED, HOWEVER, that the Company may make any Transfers of the assets or property of Larus or CXR in the ordinary course of its business (x) consisting of the sale of inventory, and (y) consisting of sales of equipment or other assets that are worn-out, no longer needed for the business of the Company or obsolete.

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                  (b) MERGERS AND ACQUISITIONS. The Company shall not
         consolidate with or merge into Larus or CXR any other Person (other than an Affiliate) or permit any other Person (other than an Affiliate) to merge into Larus or CXR; PROVIDED, HOWEVER, that the Company may consolidate or merge Larus with CXR.

         7. EVENTS OF DEFAULT. The occurrence of any of the following shall constitute an "EVENT OF DEFAULT" under this Note:

                  7.1 FAILURE TO PAY. The Company shall fail to pay (i) when due any principal payment on the due date hereunder or (ii) any interest or other payment required under the terms of this Note on the date due and such payment shall not have been made within ninety (90) days of the Company's receipt of Holder's written notice to the Company of such failure to pay.

                  7.2 BREACHES OF OTHER COVENANTS. The Company shall fail to observe or perform any other covenant, obligation, condition or agreement contained in this Note (other than those specified in SECTION 7.1) and such failure shall continue for ninety (90) days.

                  7.3 REPRESENTATIONS AND WARRANTIES. Any representation, warranty, certificate, or other statement (financial or otherwise) made or furnished by or on behalf of the Company to Holder in writing in connection with this Note shall be false, incorrect, incomplete or misleading in any material respect when made or furnished.

                  7.4 OTHER PAYMENT OBLIGATIONS. The Company be in default under the terms of any Senior Indebtedness; PROVIDED, HOWEVER, that if the Company is able to cure its default thereunder and does, in fact, cure such default pursuant to the terms and conditions contained thereunder, then such event shall not be considered an Event of Default hereunder.

                  7.5 VOLUNTARY BANKRUPTCY OR INSOLVENCY PROCEEDINGS. The Company shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) be unable, or admit in writing its inability, to pay its debts generally as they mature, (iii) make a general assignment for the benefit of its or any of its creditors, (iv) be dissolved or liquidated, (v) become insolvent (as such term may be defined or interpreted under any applicable statute), (vi) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or (vii) take any action for the purpose of effecting any of the foregoing.

                  7.6 INVOLUNTARY BANKRUPTCY OR INSOLVENCY PROCEEDINGS. Proceedings for the appointment of a receiver, trustee, liquidator or custodian of the Company or of all or a substantial part of its property, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to the Company or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within sixty (60) days of commencement.

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         8. RIGHTS OF HOLDER UPON DEFAULT. Upon the occurrence or existence of any Event of Default (other than an Event of Default referred to in SECTIONS 7.5 AND 7.6) and at any time thereafter during the continuance of such Event of Default, Holder may (a) take full and immediate control of Larus or, in the event that the assets of Larus are combined with the assets of CXR (collectively, the "LARUS ENTITY"), the Larus portions of the Larus Entity, and
(b) declare all outstanding Obligations payable by the Company hereunder to be immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived. Upon the occurrence or existence of any Event of Default described in SECTIONS 7.5 AND 7.6, immediately and without notice, all outstanding Obligations payable by the Company hereunder shall automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived. In addition to the foregoing remedies, upon the occurrence or existence of any Event of Default, Holder may exercise any other right power or remedy permitted by law, either by suit in equity or by action at law, or both.

         9. SUBORDINATION. The indebtedness evidenced by this Note is hereby expressly subordinated, to the extent and in the manner hereinafter set forth, in right of payment to the prior payment in full of all of the Company's Senior Indebtedness.

                  9.1 INSOLVENCY PROCEEDINGS. If there shall occur any receivership, insolvency, assignment for the benefit of creditors, bankruptcy, reorganization, or arrangements with creditors (whether or not pursuant to bankruptcy or other insolvency laws), sale of all or substantially all of the assets, dissolution, liquidation, or any other marshaling of the assets and liabilities of the Company, (i) no amount shall be paid by the Company in respect of the principal of, interest on or other amounts due with respect to this Note at the time outstanding, unless and until the principal of and interest on the Senior Indebtedness then outstanding shall be paid in full, and
(ii) no claim or proof of claim shall be filed with the Company by or on behalf of Holder which shall assert any right to receive any payments in respect of the principal of and interest on this Note except subject to the payment in full of the principal of and interest on all of the Senior Indebtedness then outstanding.

                  9.2 DEFAULT ON SENIOR INDEBTEDNESS. If there shall occur an event of default which has been declared in writing with respect to any Senior Indebtedness, as defined therein, or in the instrument under which it is outstanding, permitting the Holder to accelerate the maturity thereof, then, unless and until such event of default shall have been cured or waived or shall have ceased to exist, or all Senior Indebtedness shall have been paid in full, no payment shall be made in respect of the principal of or interest on this Note.

                  9.3 FURTHER ASSURANCES. By acceptance of this Note, Holder agrees to execute and deliver customary forms of subordination agreement or intercreditor agreement requested from time to time by holders of Senior Indebtedness, and as a condition to Holder's rights hereunder, the Company may require that Holder execute such forms of subordination agreement or intercreditor agreement; PROVIDED, HOWEVER, that such forms shall not impose on Holder terms less favorable than those provided herein.

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                  9.4 OTHER INDEBTEDNESS. No indebtedness which does not
constitute Senior Indebtedness shall be senior in any respect to the indebtedness represented by this Note.

                  9.5 SUBROGATION. Subject to the payment in full of all Senior Indebtedness, Holder shall be subrogated to the rights of the holders of such Senior Indebtedness (to the extent of the payments or distributions made to the holders of such Senior Indebtedness pursuant to the provisions of this SECTION
9) to receive payments and distributions of assets of the Company applicable to the Senior Indebtedness. No such payments or distributions applicable to the Senior Indebtedness shall, as between the Company and its creditors, other than the holders of Senior Indebtedness and Holder, be deemed to be a payment by the Company to or on account of this Note; and for purposes of such subrogation, no payments or distributions to the holders of Senior Indebtedness to which Holder would be entitled except for the provisions of this SECTION 9 shall, as between the Company and its creditors, other than the holders of Senior Indebtedness and Holder, be deemed to be a payment by the Company to or on account of the Senior Indebtedness.

                  9.6 NO IMPAIRMENT. Subject to the rights, if any, of the holders of Senior Indebtedness under this SECTION 9 to receive cash, securities or other properties otherwise payable or deliverable to Holder, nothing contained in this SECTION 9 shall impair, as between the Company and Holder, the obligation of the Company, subject to the terms and conditions hereof, to pay to Holder the principal hereof and interest hereon as and when the same become due and payable, or shall prevent Holder, upon default hereunder, from exercising all rights, powers and remedies otherwise provided herein or by applicable law.

                  9.7 LIEN SUBORDINATION. Any lien of Holder, whether now or hereafter existing in connection with the amounts due under this Note, on any assets or property of the Company or any Subsidiary or any proceeds or revenues therefrom which Holder may have at any time as security for any amounts due and obligations under this Note shall be subordinate to all liens now or hereafter granted to a holder of Senior Indebtedness by the Company or by law, notwithstanding the date, order or method of attachment or perfection of any such lien or the provisions of any applicable law.

                  9.8 RELIANCE OF HOLDERS OF SENIOR INDEBTEDNESS. Holder, by its acceptance hereof, shall be deemed to acknowledge and agree that the foregoing subordination provisions are, and are intended to be, an inducement to and a consideration of each holder of Senior Indebtedness, whether such Senior Indebtedness was created or acquired before or after the creation of the indebtedness evidenced by this Note, and each such holder of Senior Indebtedness shall be deemed conclusively to have relied on such subordination provisions in acquiring and holding, or in continuing to hold, such Senior Indebtedness.

         10. SUCCESSORS AND ASSIGNS. Subject to the restrictions on transfer described in SECTION 12 below, the rights and obligations of the Company and Holder of this Note shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.

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         11. WAIVER AND AMENDMENT. Any provision of this Note may be amended, waived or modified upon the written consent of the Company and the Collateral Agent.

         12. TRANSFER OF THIS NOTE. With respect to any offer, sale or other disposition of this Note, Holder will give written notice to the Company prior thereto, describing briefly the manner thereof.

         13. ASSIGNMENT BY THE COMPANY. Neither this Note nor any of the rights, interests or obligations hereunder may be assigned, by operation of law or otherwise, in whole or in part, by the Company without the prior written consent of the Collateral Agent.

         14. NOTICES. Any notice, request or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given if personally delivered or mailed by registered or certified mail, postage prepaid, or by recognized overnight courier or personal delivery at the respective addresses of the parties as set forth in the Stock Purchase Agreement or on the register maintained by the Company. Any party hereto may by notice so given change its address for future notice hereunder. Notice shall conclusively be deemed to have been given when received.

         15. PARI PASSU NOTES. Holder acknowledges and agrees that the payment of all or any portion of the outstanding principal amount of this Note and all interest hereon shall be pari passu in right of payment and in all other respects to the other Long Term Notes issued pursuant to the Stock Purchase Agreement or pursuant to the terms of such Long Term Notes. In the event Holder receives payments in excess of its pro rata share of the Company's payments to the holders of all of the Long Term Notes, then Holder shall hold in trust all such excess payments for the benefit of the holders of the other Long Term Notes and shall pay such amounts held in trust to such other holders upon demand by such holders.

         16. PAYMENT. Payment shall be made in lawful tender of the United
States.

         17. USURY. In the event any interest is paid on this Note which is deemed to be in excess of the then legal maximum rate, then that portion of the interest payment representing an amount in excess of the then legal maximum rate shall be deemed a payment of principal and applied against the principal of this Note.

         18. EXPENSES; WAIVERS. If action is instituted to collect this Note, the non-prevailing party promises to pay all costs and expenses, including, without limitation, reasonable attorneys' fees and costs, incurred by the prevailing party in connection with such action. The Company hereby waives notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor and all other notices or demands relative to this instrument.

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         19. GOVERNING LAW. This Note and all actions arising out of or in connection with this Note shall be governed by and construed in accordance with the laws of the State of California, without regard to the conflicts of law provisions of the State of California, or of any other state.





                            [signature page follows]



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         IN WITNESS WHEREOF, the Company has caused this Note to be issued as of the date first written above.

                                MICROTEL INTERNATIONAL INC.,
                                a Delaware corporation


                                By:      /S/ CARMINE T. OLIVA
                                   ---------------------------------------------
                                       Carmine T. Oliva, Chairman, President and
                                       Chief Executive Officer


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